UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2009

NATIONWIDE HEALTH PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-9028 (Commission File Number)	95-3997619 (IRS Employer Identification No.)

610 Newport Center Drive, Suite 1150 Newport Beach, California (Address of Principal Executive Offices)		92660 (ZIP Code)

(949) 718-4400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In February 2008, Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), entered into an agreement (the “Contribution Agreement”) with Pacific Medical Buildings LLC, a California limited liability company (“Pac Med”), and certain of its affiliates, to acquire up to 18 medical office buildings for $747.6 million including the assumption of approximately $282.6 million of indebtedness. In 2008, the Company acquired interests in ten of the 18 properties. All except one of the ten properties was acquired through NHP/PMB L.P., a limited partnership as to which a subsidiary of the Company acts as general partner (“NHP/PMB”). However, as a result of a failure to satisfy certain closing conditions, six properties have been eliminated from the Contribution Agreement. The closing of the remaining two properties is subject to certain conditions specified in the Contribution Agreement.

On June 1, 2009, the Company entered into an amendment to the Contribution Agreement (the “Amendment”), that provides NHP/PMB with a right of first offer with respect to four of the six properties that were eliminated from the Contribution Agreement, as well as the two properties that are currently in development (if they are not acquired by NHP/PMB under the Contribution Agreement). In addition, as a result of the elimination of the six properties described above, under the Contribution Agreement, as amended by the Amendment, NHP/PMB became obligated to pay $2,959,586 (the “Current Premium Adjustment”), of which $2,672,464 was payable to Pac Med. Under the Amendment, the portion of the Current Premium Adjustment payable to Pac Med was paid 50% in cash and 50% in common stock of the Company (valued at $29 per share). The portion of the Current Premium Adjustment that is not payable to Pac Med was paid in the form of $206,195 in cash and the issuance of 2,551 additional Class A Partnership Units in NHP/PMB. As a result of the cash and stock paid with respect to the Current Premium Adjustment, the Company received an additional 6,481 Class B Partnership Units in NHP/PMB. Under the Contribution Agreement, if the agreement is terminated with respect to the two remaining properties that are currently in development, NHP/PMB will become obligated to pay approximately $4,800,000 (the “Future Premium Adjustment”), of which approximately $4,334,000 would be payable to Pac Med. The Amendment provides that, in the event that a Future Premium Adjustment is payable, the portion payable to Pac Med will be paid 50% in cash and 50% in common stock (valued at the then-market price, but not less than $29 per share or greater than $33 per share). In 2008, the Company had accrued $7.8 million with respect to the Current Premium Adjustment and the Future Premium Adjustment.

Dr. Jeffrey Rush, a director of the Company, is the Chairman of Pac Med, and owns an interest in Pac Med. In addition, Dr. Rush and certain of his family members own interests, directly and indirectly through partnerships and trusts, in the entities that own the properties currently in development that may be acquired in the future under the Contribution Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Report is incorporated herein by reference. Pursuant to the Contribution Agreement (as amended), on June 3, 2009, the Company issued 46,077 shares of common stock to Pac Med. The issuance of the shares to Pac Med was not registered under the Securities Act of 1933, in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as such transaction does not involve a public offering of securities.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Eleventh Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of June 1, 2009, by and among the Company, NHP/PMB, PMB, and certain of PMB’s affiliates

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.

Date: June 5, 2009	By:	/s/ Abdo H. Khoury
Name: Abdo H. Khoury
Title: Executive Vice President and Chief Financial Title: & Portfolio Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Eleventh Amendment to Formation and Contribution Agreement and Joint Escrow Instructions, dated as of June 1, 2009, by and among the Company, NHP/PMB, PMB, and certain of PMB’s affiliates